UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
__________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 13, 2011

P & F INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-5332	22-1657413
(State or Other Jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification Number)

445 Broadhollow Road, Suite 100, Melville, New York 11747
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code:  (631) 694-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

Old Stairs Co LLC (formerly known as WM Coffman LLC) (“Old Stairs”), an indirect wholly owned subsidiary of P&F Industries, Inc. (the “Registrant”), entered into an Agreement Settling Claims and Exchanging Mutual General Releases (the “Release Agreement”) dated May 5, 2011 with Xaimen Wei Yu Wood Products Co., Ltd. (“XWY”), a former supplier of goods to Old Stairs and holder of promissory notes payable by Old Stairs (the “Promissory Notes”). Additional parties to the Release Agreement are the Registrant and certain of its other subsidiaries (the “Other Subsidiaries”), Richard A. Horowitz, the Registrant’s President, Chief Executive Officer and Chairman of the Board (“Horowitz”), and Christopher Kliefoth, an officer of certain of the Registrant’s subsidiaries (“Kliefoth”).

Pursuant to the Release Agreement, among other things:

1.	On May 13, 2011, Old Stairs paid approximately $46,000 to XWY and the Release Agreement became effective;

2.
XWY agreed to release and forever discharge Old Stairs, the Registrant, Horowitz, Kliefoth, the Other Subsidiaries and such other related parties set forth in the Release Agreement from all of their respective known or unknown claims, liabilities and obligations.  Immediately prior to the effectiveness of the Release Agreement, Old Stairs’ books and records showed approximately $1.1 million of total liabilities (including amounts owed under the Promissory Notes) owing to XWY;

3.
Old Stairs, P&F, Horowitz, Kliefoth and the Other Subsidiaries agreed to release and forever discharge XWY and such other related parties set forth in the Release Agreement from all of their respective known or unknown claims, liabilities and obligations; and

4.	The Promissory Notes were deemed cancelled and satisfied in full.

Although Old Stairs is an indirect wholly owned subsidiary of the Registrant, the Release Agreement has no effect on the consolidated financial statements of the Registrant.  This is because, as disclosed in previous filings by the Registrant with the Securities and Exchange Commission, the financial position of Old Stairs is no longer consolidated with the financial position of the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P & F INDUSTRIES, INC.

Date: May 19, 2011
	By:	/s/ Joseph A. Molino, Jr..
Joseph A. Molino, Jr. Vice President, Chief Operating Officer and Chief Financial Officer